Exhibit 21
ENCORIUM GROUP, INC

Subsidiaries as of August 1, 2010

Encorium Oy
Encorium Sweden AB
Encorium Denmark ApS
Encorium Estonia OU
Encorium Germany AG
Encorium Romania SRL
Encorium Poland Sp.z.o.o.
UAB Encorium Lithuania
Encorium Group Ltd. UK

Progenitor Holding AG
Progenitor Clinical Research Pvt Ltd. (India)
Progenitor International Research Corp (USA)
Progenitor International Research SA (Argentina)
Progenitor International Research SA (Panaman)
Progenitor International Research GmbH (Switzerland)
Progenitor International Research,, S.A. (Chile)Progenitor International Research SA (Mexico)